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                      THE RIVAL COMPANY AND SUBSIDIARIES              Exhibit 11
                           Earnings (Loss) Per Share
                     (in thousands except per share data)


                                          Three months ended  Nine months ended
                                          ------------------  -----------------

                                           03/31/97 03/31/96 03/31/97  03/31/96
                                           -------- -------- --------  --------
Net earnings (loss)                        $(4,338)  $1,572   $9,532    $14,121
                                           =======   ======   ======    =======

Primary Earnings Per Share
--------------------------

Weighted average common and common
  equivalent shares outstanding              9,968    9,959    9,963      9,940
                                           =======   ======   ======    =======

Earnings (loss) per common and common
  equivalent share                         $ (0.44)  $ 0.16   $ 0.96    $  1.42
                                           =======   ======   ======    =======

Share computation:
    Average common shares
      outstanding                            9,741    9,726    9,735      9,722
    Average number of options
      outstanding                              659      549      672        539
    Less treasury shares acquired
      with proceeds from exercise
      of options                              (432)    (316)    (444)      (321)
                                           =======   ======   ======    =======

  Weighted average common and common
    equivalent shares outstanding            9,968    9,959    9,963      9,940
                                           =======   ======   ======    =======

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